EXHIBIT 99.1

Strategic Distribution, Inc. Reports 2005 Third Quarter Financial Results

BRISTOL, Pa., Nov. 14, 2005 (PRIMEZONE) -- Strategic Distribution, Inc. (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the third quarter ended September 30, 2005.

The Company reported revenues of $37.5 million for the third quarter of 2005 compared to $30.5 million for the third quarter of 2004. The increase in revenues for the third quarter of 2005 over the third quarter of 2004 was attributable to $7.4 million of revenue growth within the existing customer base, $0.1 million of revenues from new customers, offset by a $0.5 million decline in revenues relating to contracts terminated in prior periods.

The Company reported a net loss of $0.4 million or 14 cents per diluted share in the third quarter of 2005 compared to a net loss of $1.4 million or 46 cents per diluted share in the same quarter of 2004. The improved operating results over the third quarter of 2004 was attributable to the increase in sales and gross margin dollars and a decline in selling, general and administrative expenses.

For the nine months ended September 30, 2005, the Company reported revenues of $100.2 million compared to $89.9 million reported for the comparable period in 2004. The increase in revenues for the first nine months of 2005 over the first nine months of 2004 was primarily attributable to revenue growth within the Company's existing customer base. Revenues for the first nine months of 2004 included the recognition of $5.7 million of revenue in the first quarter of 2004 related to supplies shipped during the third quarter of 2003. This $5.7 million in revenue was not recognized until the first quarter of 2004 when all of the criteria of SEC Staff Accounting Bulletin No. 104, Revenue Recognition, were met.

The Company reported a net loss of $3.1 million or $1.04 per diluted share for the nine months ended September 30, 2005, compared to a net loss of $2.5 million or 85 cents per diluted share for the same period of 2004. The results for the nine months ended September 30, 2005 included an increase to the Company's allowance for doubtful accounts of $1.0 million. The results for the same period of 2004 included a $0.4 million benefit related to the favorable settlement of a disputed liability with a vendor and $0.3 million recovery of previously reserved receivables.

At September 30, 2005, the Company reported total cash and cash equivalents of $22.1 million compared to $25.0 million at June 30, 2005. The decrease in cash was primarily attributable to additional working capital requirements in support of the Company's revenue growth for the quarter ended September 30, 2005.

Strategic Distribution, Inc. helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of MRO materials. Additional information about Strategic Distribution, Inc. can be found on the Company's web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2004 annual report as filed on Form 10-K with the Securities and Exchange Commission.

             STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES

                 Consolidated Statements of Operations

                              (unaudited)

                   (in thousands, except share data)

                            Three months ended     Nine months ended
                               September 30,         September 30,
                           --------------------  --------------------
                              2005       2004       2005       2004
                           ---------  ---------  ---------  ---------
 Revenues                   $ 37,459   $ 30,527  $ 100,172   $ 89,937
 Costs and expenses:
   Cost of materials          31,315     24,932     82,928     71,787
   Operating wages and
     benefits                  2,289      2,163      6,773      6,682
   Other operating
    expenses                     918        902      2,588      2,600
   Selling, general
    and administrative
    expenses                   3,488      4,049     11,248     11,625
                           ---------  ---------  ---------  ---------
 Total costs and
  expenses                    38,010     32,046    103,537     92,694
                           ---------  ---------  ---------  ---------
       Operating loss           (551)    (1,519)    (3,365)    (2,757)
 Interest and other
  income                         180         99        491        228
                           ---------  ---------  ---------  ---------
   Loss before income
    taxes                       (371)    (1,420)    (2,874)    (2,529)
 Income tax (expense)
  benefit                        (39)        54       (192)        11
                           ---------  ---------  ---------  ---------
      Net loss             $    (410) $  (1,366) $  (3,066) $  (2,518)
                           =========  =========  =========  =========
  Net loss per common
  share -- basic and
  diluted                  $   (0.14) $   (0.46) $   (1.04) $   (0.85)
                           =========  =========  =========  =========

 Weighted average
  number of shares
  of common stock
  outstanding --
  basic and diluted        2,958,174  2,953,808  2,958,592  2,953,551
                           =========  =========  =========  =========

CONTACT:  Strategic Distribution, Inc.
             Philip D. Flynt, Chief Financial Officer
             (800) 322-2644, x1921
          Investor Relations
             Diane Caldwell
             (800) 322-2644, x1954